Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – November 4, 2010 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter ended September 30, 2010.

Revenues for the quarter ended September 30, 2010 were $54.5 million, compared to $55.0 million for the comparable period in 2009. The small decrease from 2009 to 2010 is primarily due to a one-time recognition of revenue in connection with drug supplies at the initiation of our May 2009 collaboration agreement with sanofi-aventis for XL147 and XL765 and the conclusion of the research funding portion of the Bristol Myers-Squibb Company LXR and Genentech MEK programs, offset by increased reimbursement revenue relating to our 2008 cancer collaboration agreement with Bristol Myers-Squibb Company for XL184 and XL281.

Research and development expenses for the quarter ended September 30, 2010 were $49.4 million compared to $60.2 million for the comparable period in 2009. The decrease from 2009 to 2010 reflects the decrease in personnel, lab supplies and other expenses primarily related to our March 2010 restructuring activities, offset by increases in development expenses for XL184 and XL147.

General and administrative expenses for the quarter ended September 30, 2010 were $9.0 million compared to $8.6 million for the comparable period in 2009. The increase from 2009 to 2010 was primarily due to a change in the allocation of overhead expenses as a result of our

March restructuring as well as increased stock-based compensation expense and patent costs, offset by decreased personnel and facility costs also related to our March restructuring.

Collaboration cost-sharing expenses for the quarter ended September 30, 2010 were zero compared to $3.0 million for the comparable period in 2009. These amounts reflect the net impact of reimbursements due to Exelixis under the 2008 cancer collaboration with Bristol Myers-Squibb Company for XL281, offset by expenses incurred by Bristol Myers-Squibb Company on XL184. In 2010, we are in a net receivable position and have therefore recognized this receivable as collaboration reimbursement revenue.

Restructuring expenses for the quarter ended September 30, 2010 were $0.3 million, which primarily consist of facility-related charges in connection with the sublease and exit of one of our buildings in South San Francisco. We expect to incur total additional restructuring charges of approximately $2.0 million, which will be incurred on a quarterly basis over the term of the sublease, ending in the fourth quarter of 2015.

Other expense for the quarter ended September 30, 2010 was $4.5 million compared to $1.8 million for the comparable period in 2009. The difference is primarily due to additional interest expense under our financing agreement with Deerfield Management that we entered into during the second quarter of 2010.

Income tax benefit for the quarter ended September 30, 2010 reflected a $0.1 million adjustment associated with a 2009 refundable credit. The provision recorded for the same period in 2009 reflects the net impact of $7.0 million of withholding taxes paid to the French government associated with our 2009 license and collaboration agreements with sanofi-aventis.

Net loss attributable to Exelixis, Inc. for the quarter ended September 30, 2010 was $8.6 million, or $0.08 per share, compared to $25.4 million, or $0.24 per share, for the comparable period in 2009. The decrease in net loss attributable to Exelixis, Inc. from 2009 to 2010 was primarily due to decreased operating expenses resulting principally from our March 2010 restructuring.

Cash and cash equivalents, marketable securities, long-term investments and restricted cash and investments totaled $261.0 million at September 30, 2010, compared to $221.0 million at December 31, 2009.

Q3 2010 Highlights and Recent Developments:

•

Following the end of the third quarter, signed transactions with Bristol Myers-Squibb Company that provide for $60 million in upfront payments and potential new development and regulatory milestones of up to $505 million and potential new commercial milestones of up to $300 million.

•

Paid approximately $37.0 million in cash to GlaxoSmithKline on October 27, 2010 as the second of three installments of principal and accrued interest due under the loan agreement entered into in October 2002.

•	Significantly expanded enrollment in our ongoing XL184 randomized discontinuation trial, with approximately 400 patients enrolled to date.

“We remained focused on advancing the XL184 clinical program as our top priority throughout the third quarter,” said Michael M. Morrissey, Ph.D., president and chief executive officer of Exelixis. “Enrollment in the XL184 randomized discontinuation trial has expanded dramatically, which reflects the enthusiasm for the compound in the oncology community. We look forward to presenting this data at the EORTC/NCI/AACR meeting in Berlin on November 18th and detailing our future development priorities at our R&D Day on December 2nd in New York. Our recent transactions with Bristol-Myers Squibb Company for our TGR5, ROR-g and XL139 programs, which will result in a $60 million upfront payment upon clearance by the antitrust authorities, provide additional momentum and potential resources to advance our focused XL184 development efforts.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s third quarter ended September 30, 2010 financial results and provide a general business update during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, November 4, 2010. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer. The company is leveraging its biological expertise and integrated research and development capabilities to generate a pipeline of development compounds with significant therapeutic and commercial potential for the treatment of cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, sanofi-aventis, GlaxoSmithKline, Genentech (a wholly owned member of the Roche Group), Boehringer Ingelheim, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2010 are indicated on a calendar year basis, ended December 31, 2009 and as of and for the fiscal quarters ended October 2, 2009 and October 1, 2010 are indicated as ended September 30, 2009 and 2010, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to additional expected restructuring charges, Exelixis’ receipt of upfront payments and potential receipt of development, regulatory and commercial milestones from Bristol-Myers Squibb Company in connection with recent transactions for Exelixis’ TGR5, ROR-g and XL139 programs, the development of Exelixis’ XL184 clinical program as the company’s top priority, the presentation of data covering XL184 at the EORTC/NCI/AACR meeting on November 18th, the disclosure of Exelixis’ future development priorities at its R&D Day on December 2nd and Exelixis’ expectation that the recent transactions with Bristol-Myers Squibb Company will provide additional momentum and potential resources to advance its XL184 development efforts. Words such as “expect,” “potential,” “look forward,” “future,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis’ ability to obtain clearance from antitrust authorities for its recent transactions with Bristol-Myers Squibb

Company; Exelixis’ dependence on the activities of Bristol-Myers Squibb Company under its license and collaboration agreements; the potential failure of XL184, XL475, XL281, XL139 and other Exelixis compounds to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for XL184, XL475, XL281, XL139 and other Exelixis compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of XL184, XL475, XL281, XL139 and other Exelixis programs; the availability of data and business updates at referenced times; the timely receipt of upfront payments and development, regulatory and commercial milestones under Exelixis’ collaborative agreements; uncertainties of the FDA approval process; market competition; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended October 1, 2010, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Contract	$11,865	$24,608	$43,915	$37,615
License	24,542	30,368	73,648	70,066
Collaboration reimbursement	18,067	—	26,706	—

Total revenues	54,474	54,976	144,269	107,681

Operating expenses:
Research and development	49,388	60,186	168,375	170,567
General and administrative	8,952	8,643	27,358	25,910
Collaboration cost sharing	—	2,965	—	2,807
Restructuring charge	339	—	25,823	—

Total operating expenses	58,679	71,794	222,556	199,284

Loss from operations	(4,205)	(16,818)	(77,287)	(91,603)

Other income (expense):
Interest income and other, net	(376)	355	331	1,276
Interest expense	(4,094)	(2,122)	(5,378)	(6,356)
Gain on sale of businesses	—	—	7,797	1,800
Loss on deconsolidation of Symphony Evolution, Inc.	—	—	—	(9,826)

Total other income	(4,470)	(1,767)	2,750	(13,106)

Consolidated loss before taxes	(8,675)	(18,585)	(74,537)	(104,709)
Income tax benefit	72	(6,860)	72	(6,014)
Consolidated net loss	(8,603)	(25,445)	(74,465)	(110,723)

Loss attributed to noncontrolling interest	—	—	—	4,337

Net loss attributable to Exelixis, Inc.	$(8,603)	$(25,445)	$(74,465)	$(106,386)

Net loss per share, basic and diluted, attributable to Exelixis, Inc.	$(0.08)	$(0.24)	$(0.69)	$(1.00)

Shares used in computing basic and diluted net loss per share	108,667	107,336	108,373	106,853

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2010	December 31, 2009 (1)
	(unaudited)

Cash and cash equivalents, marketable securities and long-term investments (2)	$260,965	$220,993

Working capital	$(11,757)	$22,882

Total assets	$372,906	$343,410

Total stockholders’ deficit	$(217,593)	$(163,725)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include restricted cash and investments of $6.4 million as of September 30, 2010 and December 31, 2009.